UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware	001-33902	36-4612924
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue		10022
New York, New York		(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Subscription Agreements
On July 15, 2008, the Company entered into subscription agreements (the “Subscription Agreements”) with certain directors and executive officers of the Company (as named below, the “Purchasers”), pursuant to which the Purchasers have agreed to purchase an aggregate of 2,264,289 units (the “Units”) at a purchase price of $3.50 per Unit, with each Unit representing one share of the Company’s common stock, a warrant to purchase one share of the Company’s common stock at an exercise price of $4.50 per share (the “$4.50 Warrants”) and a warrant to purchase one share of the Company’s common stock at an exercise price of $5.50 per share (the “$5.50 Warrants”). The $4.50 Warrants are exercisable for a period of seven years, subject to extension under certain specified circumstances, and the $5.50 Warrants are exercisable for a period of ten years.
The aggregate proceeds to the Company from the sale of the Units pursuant to the Subscription Agreements will be approximately $7.9 million. The funding of each purchase is expected to take place no later than July 18, 2008. The Company intends to use the proceeds to fund working capital requirements and for general corporate purposes.
The foregoing description of the Subscription Agreements is not complete and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
The foregoing descriptions of the $4.50 Warrants and $5.50 Warrants are not complete and are qualified in their entirety by reference to the full text of the forms of the $4.50 Warrant and the $5.50 Warrants, copies of which are filed herewith as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.
Approval Process
Because the Purchasers included affiliates of the Company, including the Company’s President, Paul C. Kanavos, the Company’s Chief Operating Officer, Barry A. Shier, an affiliate of the Company’s Chairman of the Las Vegas Division, Brett Torino, the Company’s Executive Vice President and General Counsel, Mitchell J. Nelson, and an affiliate of a director of the Company, Harvey Silverman, the Subscription Agreements are deemed affiliated transactions and therefore required the review, oversight and approval of a special committee of the Company’s independent directors. A special committee comprised of Messrs. David M. Ledy and Michael J. Meyer, both of whom are independent and disinterested directors, was established by the Company’s board of directors to evaluate, negotiate and approve the transaction. The special committee engaged The Salter Group to serve as its independent financial advisor in connection with the evaluation of the financial terms of the Units and engaged independent legal counsel to assist in its negotiation and approval of the transaction. On July 9, 2008, The Salter Group delivered a written opinion to the special committee to the effect that, as of that date and based upon and subject to its understanding of the financing transaction described above and the terms of the Units, and certain assumptions, factors and qualifications, the terms of the Units are fair, from a financial point of view, to the unaffiliated stockholders of the Company. The special committee has unanimously approved the transaction on behalf of the entire board of directors of the Company.
Item 3.02 Unregistered Sales of Equity Securities.
Pursuant to the Subscription Agreements entered into on July 15, 2008 as described in Item 1.01 above, the Company has agreed to sell the following equity securities in a private placement:
•	Paul C. Kanavos, the Company’s President, and his spouse, Dayssi Olarte de Kanavos, have agreed to purchase 571,430 units, consisting of an aggregate of 571,430 shares of the Company’s common stock, warrants to purchase 571,430 shares of the Company’s common stock at an exercise price of $4.50 per share and warrants to purchase 571,430 shares of the Company’s common stock at an exercise price of $5.50 per share.

•	Barry Shier, the Company’s Chief Operating Officer, has agreed to purchase 285,715 units, consisting of an aggregate of 285,715 shares of the Company’s common stock, warrants to purchase 285,715 shares of the Company’s common stock at an exercise price of $4.50 and warrants to purchase 285,715 shares of the Company’s common stock at an exercise price of $5.50 per share.

•	TTERB Living Trust, an affiliate of Brett Torino, Chairman of the Company’s Las Vegas Division, has agreed to purchase 1,071,429 units, consisting of an aggregate of 1,071,429 shares of the Company’s common stock, warrants to purchase 1,071,429 shares of the Company’s common stock at an exercise price of $4.50 per share and warrants to purchase 1,071,429 shares of the Company’s common stock at an exercise price of $5.50 per share.

•	Mitchell J. Nelson, Executive Vice President and General Counsel of the Company, and his spouse, Leslie Nelson, have agreed to purchase 50,000 units, consisting of an aggregate of 50,000 shares of the Company’s common stock, warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $4.50 per share and warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $5.50 per share.

•	Silverman Partners, L.P., an affiliate of Harvey Silverman, a director of the Company, has agreed to purchase 285,715 units, consisting of an aggregate of 285,715 shares of the Company’s common stock, warrants to purchase 285,715 shares of the Company’s common stock at an exercise price of $4.50 per share and warrants to purchase 285,715 shares of the Company’s common stock at an exercise price of $5.50 per share.
These sales of securities were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.1	Form of Subscription Agreement.

Exhibit No.	Description

10.2	Form of $4.50 Warrant

10.3	Form of $5.50 Warrant

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson
Name:	Mitchell J. Nelson
Title:	Executive Vice President ,General Counsel and Secretary
DATE: July 17, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Subscription Agreement.

10.2	Form of $4.50 Warrant

10.3	Form of $5.50 Warrant